                                                   ----------------------------
                                                           OMB APPROVAL
                                                   ----------------------------
                                                   OMB Number:        3235-0415
                                                   Expires:    October 31, 1997
                                                   Estimated average burden
                                                   hours per response . . 14.90
                                                   ----------------------------


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                           (Amendment No.    1    )*
                                          --------

                        CMG Information Services, Inc.
        --------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $0.01 par value
                 --------------------------------------------
                        (Title of Class of Securities)

                                  125750 10 9
                      -----------------------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 4 Pages

------------------------                                  ---------------------
  CUSIP NO. 125750 10 9                 13G                PAGE 2 OF 4 PAGES
------------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         David S. Wetherell
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
         Not Applicable                                         (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               2,256,682

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                2,256,682

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         2,256,682

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         24.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 3 of 4 Pages

ITEM
------
1(a)    Name of Issuer:                            CMG Information Services, Inc.
        ---------------
 (b)    Address of Issuer's Principal              100 Brickstone Square, First Floor, Andover, MA
       ------------------------------              01810
        Executive Offices:
        ------------------
2(a)    Name of Person Filing:                     David S. Wetherell
        ----------------------
 (b)    Address of Principal Business              c/o CMG Information Services, Inc.
        -----------------------------              100 Brickstone Square, First Floor,
        Office:                                    Andover, MA 01810
        -------
 (c)    Citizenship:                               United States
        ------------
 (d)    Title of Class of Securities:              Common Stock, $0.01 par value
        ------------------------------
 (e)    CUSIP Number:                              125750 10 9
        -------------
3       Type of Reporting Person:                  Not applicable
        -------------------------
4       Ownership
        ---------
 (a)    Amount Beneficially Owned:                 As of December 31, 1996, Mr. Wetherell owned
        --------------------------                 2,256,682 shares of CMG Information Services, Inc.,
                                                   Common Stock, $0.01 par value, which includes: (i)
                                                   150,000 shares that may be acquired upon the
                                                   subsequent exercise of options currently held by him;
                                                   and (ii) 111,600 shares held in trust for the benefit of
                                                   Mr. Wetherell's minor children, as to which Mr.
                                                   Wetherell disclaims beneficial ownership.

 (b)    Percent of Class:                          24.4%
        -----------------
 (c)    (i) Sole Power to Vote or to Direct
            -------------------------------
        the Vote:                                  2,256,682
        ---------
        (ii) Shared Power to Vote or to
             --------------------------
        Direct the Vote:                           0
        ----------------
        (iii) Sole Power to Dispose or to
              ----------------------------
        Direct the Disposition Of:                 2,256,682
        --------------------------
        (iv) Shared Power to Dispose or to
             -----------------------------
        Direct the Disposition Of:                 0
        --------------------------
5       Ownership of 5% or Less of a
        ----------------------------
        Class:                                     Not applicable
        -------
6       Ownership of More Than 5% on
        ----------------------------
        Behalf of Another Person:                  Not applicable
        -------------------------
7       Identification and Classification of
        ------------------------------------
        the Subsidiary Which Acquired the
        ---------------------------------
        Securities Being Reported on by the
        -----------------------------------
        Parent Holding Company:                    Not applicable
        -----------------------
8       Identification and Classification
        ---------------------------------
        of Members of the Group:                   Not applicable
        ------------------------
9       Notice of Dissolution of Group:            Not applicable
        -------------------------------
10      Certification:                             Not applicable
        --------------

                                                               Page 4 of 4 Pages


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and accurate.



February    , 1997                /s/ David S. Wetherell
------------------                -------------------------
Date                              David S. Wetherell